Ex-99.1

Gaia Reports First Quarter 2024 Results

BOULDER, CO - May 6, 2024 - Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2024.

Highlights:

•
Operating cash flows for the first quarter improved by $5.2 million from the year-ago quarter.
•
Fourth consecutive quarter of positive free cash flow.
•
Highest single quarter of membership growth since Q1 2021.

“In the first quarter we experienced a 10% decrease in customer acquisition costs,” said Jirka Rysavy, Gaia’s Chairman. “We continued to see our member growth rate increase, as we doubled our net member addition to 33,000 during the first quarter up from 16,000 in the fourth quarter, finishing with 839,000 members.”

Gaia CEO James Colquhoun commented: “As we closed the quarter, we continued our trend of executing on cash flow positive growth with improvements in marketing efficiency. We also re-branded our premium membership tier from Events+ to Gaia+ and achieved the highest one month increase in premium members since the launch of the premium tier in October 2019. Additionally, due to an increased focus on direct-to-paid campaigns, annual memberships and the new Gaia+ tier, we increased deferred revenue on the balance sheet by $2.0 million during the quarter.”

Gaia CFO Ned Preston commented: “During the first quarter, revenues grew by $2.1 million or 11% year over year to $21.7 million. Operating cash flows for the first quarter finished at $5.9 million, representing a $5.2 million improvement from the year ago quarter and continues the momentum we saw closing 2023 with a full-year increase of $4.2 million. Free cash flow for the quarter was $1.0 million, a $1.6 million improvement from Q1 2023 and comes after the company generated $8.4 million in full-year free cash flow improvement during 2023.”

First Quarter 2024 Financial Results

Revenues for the first quarter grew $2.1 million or 11% to $21.7 million from $19.6 million. Member count increased 9% to 839,000 from 766,500 members as of March 31, 2023.

Gross profit in the first quarter increased to $18.5 million from $16.9 million in the year-ago quarter.

Net loss improved to $(1.0) million, or $(0.05) per share, from $(1.3) million, or $(0.06) per share in the year-ago quarter.

Operating cash flows for the first quarter improved by $5.2 million from the year ago quarter, finishing at $5.9 million.

Free cash flow improved by $1.6 million to $1.0 million from $(0.6) million in a year-ago quarter. This was our fourth consecutive quarter with positive free cash flow.

The cash balance as of March 31, 2024, grew to $8.6 million with an unused $10 million line of credit.

Conference Call

Date: Monday, May 6, 2024

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13746134

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 27, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13746134

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 88% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2023. Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of devise platforms for steaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats, including the coronavirus (COVID-19)

pandemic and our response to it; and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP) in the United States of America, the financial information included in this release contains non-GAAP financial measures, including Free Cash Flow. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated. Free Cash Flow represents net cash provided by operating activities, adjusted for interest payments, and less capital expenditures. We believe Free Cash Flow is also useful as one of the bases for comparing the Gaia’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, Gaia’s calculation of Free Cash Flow might not necessarily be comparable to such other similarly titled captions of other companies. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gateway-grp.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,599	$7,766
Restricted Cash	4,000	—
Accounts receivable	4,738	4,111
Other receivables	2,248	2,191
Prepaid expenses and other current assets	1,875	2,015
Total current assets	21,460	16,083
Media library, net	39,296	40,125
Operating right-of-use asset, net	6,082	6,288
Property and equipment, net	25,672	26,303
Equity method investment	—	6,374
Investments and other assets, net	9,389	3,157
Goodwill	31,943	31,943
Total assets	$133,842	$130,273
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,368	$12,038
Accrued and other liabilities	5,734	2,599
Long-term debt, current portion	156	155
Operating lease liability, current portion	795	780
Deferred revenue	17,815	15,861
Total current liabilities	35,868	31,433
Long-term debt, net of current portion	5,762	5,801
Operating lease liability, net of current portion	5,503	5,708
Deferred taxes, net	551	551
Total liabilities	47,684	43,493
Equity:
Gaia, Inc. shareholders’ equity:
Class A common stock, $0.0001 par value, 150,000,000 shares authorized, 17,825,513 and 17,813,179 shares issued, 17,760,708 and 17,748,374 shares outstanding at March 31, 2024 and December 31, 2023, respectively	2	2
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	171,044	170,695
Accumulated deficit	(86,240)	(85,195)
Total shareholders' equity	84,807	85,503
Noncontrolling interests	1,351	1,277
Total equity	86,158	86,780
Total liabilities and shareholders' equity	$133,842	$130,273

GAIA, INC.

Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended March 31,
(in thousands, except per share data)	2024	2023

Revenues, net	$21,693	$19,647
Cost of revenues	3,168	2,773
Gross profit	18,525	16,874
Gross margin	85.4%	85.9%
Expenses:
Selling and operating	17,759	16,123
Corporate, general and administration	1,629	1,773
Total operating expenses	19,388	17,896
Loss from operations	(863)	(1,022)
Equity method investment loss	—	(125)
Interest and other expense, net	(108)	(121)
Loss before income taxes	(971)	(1,268)
Provision for income taxes	—	—
Net loss	(971)	(1,268)
Net income attributable to noncontrolling interests	74	38
Net loss attributable to common shareholders	$(1,045)	$(1,306)

Loss per share:
Basic
Continuing operations	$(0.05)	$(0.06)
Discontinued operations	$—	$—
Loss per share	$(0.05)	$(0.06)
Diluted
Continuing operations	$(0.05)	$(0.06)
Discontinued operations	—	—
Diluted loss per share	$(0.05)	$(0.06)
Weighted-average shares outstanding:
Basic	23,161	20,826
Diluted	23,161	20,826

GAIA, INC.

Condensed Consolidated Statement of Cash Flows (unaudited)

	For the Three Months Ended March 31,
(in thousands)	2024	2023

Net cash provided by (used in):
Net cash provided by operating activities	5,936	686
Net cash used in investing activities	(1,073)	(1,418)
Net cash (used in) provided by financing activities	(30)	18
Net change in cash, cash equivalents, and restricted cash	$4,833	$(714)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	For the Three Months Ended March 31,
(in thousands)	2024	2023

Net cash provided by operating activities	$5,936	$686
Cash paid for interest	108	125
Net cash used in investing activities	(1,073)	(1,418)
Restricted cash	(4,000)	—
Free cash flow	$971	$(607)